Exhibit 2.1

                               HOST SITE AGREEMENT

     THIS AGREEMENT, made this 5th day of January 1998 by and between RICHMOND POWER & LIGHT, a municipal utility existing pursuant to the laws of the State of Indiana, having its principal place of business located at 2000 U.S. 27 South, P.O. Box 908, Richmond, Indiana ("RPL"), and NOXSO CORPORATION, a corporation organized and existing pursuant to the laws of the State of Virginia, having its principal place of business at 2414 Lytle Road, Bethel Park, Pennsylvania ("NOXSO"). The aforementioned are sometimes referred herein to individually as a "Party" or collectively as the "Parties."

                                R E C I T A L S :

     WHEREAS, NOXSO is the sole and exclusive owner of the NOXSO Process, defined below; and

     WHEREAS, NOXSO is party to an agreement with the United States Department of Energy ("DOE") calling for NOXSO to demonstrate the NOXSO Process at a facility; and

     WHEREAS, NOXSO previously had entered into a number of agreements with potential hosts for the demonstration of the NOXSO Process, the most recent being an agreement with Alcoa Generating Corporation ("Alcoa") dated August 13, 1994 calling for demonstration of the NOXSO Process at Alcoa's Warrick Power Plant in Newburgh, Indiana (the "Alcoa Agreement"); and

     WHEREAS, Alcoa has terminated the Alcoa Agreement; and

     WHEREAS,   NOXSO  had  also  entered  into  certain  agreements  with  Olin
Corporation to build a complimentary facility at Olin's plant in Tennessee; and

     WHEREAS, NOXSO has consented to the jurisdiction of the Bankruptcy Court for the Eastern District of Tennessee in a proceeding originally commenced by an involuntary petition in bankruptcy filed by Olin and two other parties, which proceeding has been converted from a Chapter 7 liquidation to a Chapter 11 reorganization proceeding; and

     WHEREAS, NOXSO now desires to demonstrate the NOXSO Process at RPL's Whitewater Valley Station, Unit 1, located in Richmond, Indiana (the "Project"); and

     WHEREAS, the parties contemplate that the Project will call for NOXSO, with RPL's assistance, to install Project Facilities (defined below) at RPL's Whitewater Valley Station to treat flue gases from Unit 1 and to conduct there a two-year demonstration program to evaluate the performance of the NOXSO Process:

     WHEREAS, based upon representations from NOXSO, successful operation of the Project will achieve overall reduction of nitrogen oxide ("NOx") and sulfur dioxide ("SO2") emissions from Unit 1 of RPL's Whitewater Valley Station; and


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     WHEREAS, the Parties have agreed that, subject to the terms hereof, RPL and
NOXSO will each be entitled to one half of the NOx  Allowances  (defined  below)
resulting  from  such  reductions  at  Whitewater   Valley  Station  during  the
Demonstration Period (defined below) and NOXSO shall be entitled to all resulting SO2 Allowances (defined below) resulting from such reductions at Whitewater Valley Station during the Demonstration Period; and

     WHEREAS, RPL is willing under the conditions set forth in this Agreement to permit the construction and demonstration of the Project and to provide the services defined herein in connection therewith, all on the terms provided herein; and

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:


ARTICLE 1. DEFINITIONS.

     As used herein, the following terms shall have the following respective meanings. Unless otherwise expressly noted, the singular of such terms shall include the plural and the plural the singular.

     1.1 "Agreement" shall mean this Agreement.

     1.2 "Allowance" shall mean an "SO2 Allowance" or an "NOx Allowance", as the case may be. "SO2 Allowance" shall mean an Allowance issued by the Environmental Protection Agency ("EPA") pursuant to Title IV of the Clean Air Act Amendment of 1990 (CAAA) and regulations thereunder which allows for the emission of one (1) ton of sulfur dioxide. "NOx Allowance" shall mean an Allowance issued by the EPA pursuant to the proposed and existing EPA regulations pursuant to Title I and Title IV of the CAAA which allows for the emission of one (1) ton of nitrogen oxide . In each case an Allowance shall be limited to the marginal Allowance resulting from operation of the Project Facilities as compared to the operation of the Unit without the Project Facilities.

     1.3 "Background Know-How" shall mean unpatented information related to, and useful in the practice of, the NOXSO Process (excluding, however, information constituting NOXSO Sorbent Technology) which information is owned or controlled by NOXSO.

     1.4 "Bankruptcy Proceeding" shall mean the Chapter 11 proceeding in which NOXSO is the debtor filed in the Bankruptcy Court for the Eastern District of Tennessee, designated caption number 97-10709, and any proceeding resulting from conversion, voluntary or involuntary, of such proceeding.

     1.5 "Check-Out Period" shall mean the period of ninety (90) days beginning with the Substantial System Completion during which the Project Facilities are to be reviewed for correctness and put through initial operation to determine readiness for start-up.


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     1.6  "Co-Funder"  shall mean any  individual  public or  private  agency or corporation that provides funds, equipment, materials, or services to benefit the Project (excluding materials and services provided to the Project under arms-length agreements at no discount and without concessions).

     1.7 "Co-Funding Agreement" shall mean an agreement between RPL and/or NOXSO, and a Co-Funder.

     1.8 "Cost" when used in relation to the provision of services, goods, or materials by a Party or its affiliates under this Agreement, shall mean, in the case of services provided by employees of a Party or its affiliates, actual wages and salaries and related fringe benefits and overhead allocable to the employees performing the service based upon the time worked as a percentage of the annual average cost of such employee and in the case of services and goods purchased by a Party from third parties that are not affiliates, the actual out-of-pocket costs payable by a Party to the third parties.

     1.9 "Demonstration Period" shall mean the period beginning on the Start-Up Date and ending on (a) the end of the twenty-fourth (24th) full month of operation of the Project Facilities since the Start-Up Date, or (b) the termination of this Agreement, whichever is earliest.

     1.10 "DOE Agreement" shall mean Cooperative Agreement #DEFC22-91PC90549, to which the DOE is a party under its clean coal technology program, and to which NOXSO is the other party.

     1.11 "Effective Date" shall mean the date first set forth above.

     1.12 "Final Plans and Specifications" shall mean final detailed definitive plans and specifications for the Project Facilities approved in writing by both Parties prior to the commencement of Stage 2, as from time to time amended thereafter by written approval of both Parties.

     1.13 "Licensed Patents" shall mean those patents listed under the heading "Issued Patents-Process" in Appendix A to this Agreement, attached hereto and incorporated herein by reference, the patent applications listed in Appendix A, and any patents issuing from such patent applications. "Licensed Patent-Sorbent" means the patent listed under the heading "Issued Patent-Sorbent" in Appendix A.

     1.14 "NOXSO Information" shall mean information relating to the NOXSO Process or to the NOXSO Sorbent Technology that would allow a third party to duplicate either process.

     1.15 "NOXSO Process" shall mean a process for the simultaneous, high efficiency removal of sulfur dioxide and nitrogen oxides from a flue-gas stream through the use of the NOXSO Sorbent, and the regeneration of the NOXSO Sorbent used in such removal, including but not limited to the subject matter of the Licensed Patents Process and Background Know-How, and including

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developments  and  improvements  becoming  known  prior  to the  end of  NOXSO's obligations under this Agreement.

     1.16 "NOXSO Process Facilities" shall mean all equipment and facilities for the operation of the NOXSO Process on the flue gas stream of the Unit. It does not, however, include facilities for the production of the Sorbent.

     1.17 "NOXSO Project Manager" shall mean the person designated pursuant to the provisions of Section 3.32 hereof.

     1.18 "NOXSO Sorbent" shall mean a gamma-alumina bead impregnated with sodium which adsorbs sulfur dioxide and nitrogen oxides present in flue gas and desorbs sulfur compounds and nitrogen oxides during regeneration, as mentioned in Licensed Patent-Sorbent.

     1.19 "NOXSO Sorbent Technology" shall mean know-how, technology, practices, processes, techniques, and other information relating to the production of the NOXSO Sorbent, including in particular, but not limited to, the impregnation of the required coating on the substrate, including the Licensed Patent-Sorbent.

     1.20 "RPL Information" shall mean information  relating to RPL's Whitewater
Valley  Station,  as  well  as  operating  cost  at  the  Plant,   environmental
compliance, and specific information concerning operational practices.

     1.21 "RPL Project Manager" shall mean the person designated pursuant to the provisions of Section 3.3.1 hereof.

     1.22 "Project" means the set of activities described as Phase 3 in the Statement of Work attached hereto as Appendix B and submitted to the DOE with the "Site Relocation Request".

     1.23 "Project Budget" means a detailed budget for the design, engineering and construction of the Project Facilities approved in writing by both Parties prior to commencement of Stage 2.

     1.24 "Project Facilities" shall mean the NOXSO Process Facilities and the Sulfur Production Facilities. Appendix C contains a general description of the Project Facilities.

     1.25 "Project Inventions" shall mean any developments and/or improvements related to the NOXSO Process which are conceived and/or first reduced to practice in the course of performance under this Agreement.

     1.26 "Project Site Representative" shall be defined as set forth in Section
3.3.3 hereof.

     1.27 "Site" shall mean the land at the Unit on which the Project Facilities are to be constructed hereunder and those appurtenant areas designated hereafter by agreement of the Parties for walkway, access, laydown, and storage areas.

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     1.28 "Start-Up Date" shall mean the date at the end of the Check-Out Period on which full and regular operation of the Project Facilities begins.

     1.29 "Sulfur Production Facilities" shall mean all equipment and facilities for the transformation of sulfur compounds collected in the operation of the NOXSO Process Facilities into elemental sulfur, including among other things an equipment system known as a "Claus Unit."

     1.30 "Substantial System Completion" shall mean the date on which the Project Facilities are substantially complete, i.e., the date on which the Project Facilities are ready for testing and start-up even if there are punchlist finish items that are not completed.

     1.31 "Unit" shall mean RPL's Unit No. 1 at the Whitewater Valley Station located in Richmond, Indiana. It does not include any electric power unit other than Unit No. 1.


ARTICLE 2. PROJECT OVERVIEW.

     2.1 Intent. The provisions of this Article 2 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties' respective obligations under this Agreement or to alter the plain meaning of the terms and conditions of this Agreement. However, to the extent the terms and conditions of this Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, such terms and conditions are to be interpreted and construed so as to give effect to the provisions of this Article 2.

     2.2 Project Overview. The Parties hereto agree that the following is an accurate summary of their overall goals and objectives under this Agreement:

          2.2.1 The primary goal of this Agreement is to design, build, and operate facilities at RPL's Whitewater Valley Station for the successful demonstration of the NOXSO Process.

          2.2.2 Upon satisfactory completion of the conditions precedent set forth in this Agreement, construction of the Project Facilities at RPL's Whitewater Valley Station will commence in accordance with plans and specifications to be approved by the Parties.

          2.2.3 With respect to construction and demonstration of the Project Facilities, RPL will (a) provide the site for construction of the Project,
     (b) grant NOXSO a license for the site during the period it is required to construct and operate the Project hereunder and to the extent required to remove the Project if and as required hereby, (c) obtain all necessary federal, state, and municipal permits required for construction, (d) unless provided by NOXSO, design, supply and construct a "baghouse" to specifications approved by NOXSO, (e) lead local public relations and other necessary public outreach efforts to address concerns from local residents and governmental bodies over construction and operation of the Project, (f) provide electric and other agreed-upon utilities necessary for the Project,
     (g) provide start-up and other ancillary services necessary for the fulfillment of the specific obligations set forth in this Agreement, and
     (h) provide operation and routine maintenance labor during the Demonstration Period.


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          2.2.4 With respect to construction  and  demonstration of the Project,
     NOXSO will design, build, and install the Project (including, unless provided by RPL, a "baghouse"), and own and operate the Project upon completion of installation.

          2.2.5 Cost of licensing, designing, engineering, constructing and demonstrating the Project shall be paid by NOXSO, RPL, DOE, and Co-Funder(s) set forth in this Agreement. RPL's share of such costs will be solely in the form of employee labor and related expenses, electrical power and ancillary services provided that RPL will be entitled to reimbursement for a portion of the electric power cost, all as provided herein. Additionally, RPL may, at its option, elect to contribute and construction of the baghouse and, if it so elects, the costs of such baghouse will be borne by RPL and serve as a contribution to the Project by RPL. All other Project charges will be the ultimate responsibility of NOXSO, to be paid either with NOXSO funds, or through contributions from the DOE or any Co-Funder(s).

          2.2.6 Upon completion of construction and start-up of the Project, NOXSO will operate the Project during a two-year Demonstration Period at NOXSO's sole cost and expense, except RPL will furnish necessary and reasonable operating and preventive maintenance, labor or assistance required for the proper operation of the Project at RPL's Cost, along with electricity necessary for the operation of the Project.

          2.2.7 During the Demonstration Period RPL will furnish the Project Facilities with flue gas from Unit 1 meeting at a minimum the requirements set forth in Appendix B. The Project Facilities will be designed to treat the flue gas to achieve a 70-90% reduction in NOx emissions and a 90-98% reduction in SO2 emissions. RPL and NOXSO will each own one half of the NOx Allowances and NOXSO will own all SO2 Allowances during the Demonstration Period. In lieu of the Allowances to be received by NOXSO, NOXSO may elect to receive from RPL the cash value of all such Allowances.

          2.2.8 NOXSO will own all sulfur produced from the operation of the Sulfur Production Facilities during the Demonstration Period.

          2.2.9 As provided in this Agreement, NOXSO will grant RPL a license to use the Process and related inventions at the Unit during the Demonstration Period.


ARTICLE 3. CONDUCT AND MANAGEMENT OF THE WORK.

     3.1 Stages of Work.  Efforts under this Agreement will be conducted in four
(4) stages: Stage 1: Conceptual Engineering, Environmental Evaluation, Financing, and Contracting (the contracts to include the DOE Agreement (as amended)); Stage 2: Detail Engineering, Procurement, and Construction (ending at the Start-Up Date); Stage 3: Demonstration Period; and, Stage 4: Post Project Period. The first three stages are intended to satisfy NOXSO's obligations under the DOE Agreement.

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     3.2 Conduct of Construction. NOXSO shall have primary management control of the design and construction of the Project Facilities and the operation of the Project.

     3.3 Representation.

          3.3.1. RPL Project Manager. RPL will designate an individual to act as the RPL Project Manager. The RPL Project Manager will act as RPL's principal contact with NOXSO, and NOXSO's contractors, subcontractors, and agents, with respect to the Project and all work and activities to be conducted pursuant to this Agreement. Any notices, consents, directions or approvals issued by the RPL Project Manager consistent with this Subsection are binding upon RPL. RPL may change the RPL Project Manager upon written notice to NOXSO using the notice provisions set forth in Article 14 of this Agreement.

          3.3.2. NOXSO's Project Manager. NOXSO will designate an individual to act as the NOXSO Project Manager. The NOXSO Project Manager will act as NOXSO's principal contact with RPL, and RPL's contractors, subcontractors and agents, with respect to the Project and all work and activities to be conducted pursuant to this Agreement. The NOXSO Project Manager is authorized to (a) provide instructions to RPL regarding the scope and details of RPL's work and services conducted pursuant to this Agreement,
     (b) approve work and services performed by RPL pursuant to this Agreement, and (c) perform such other acts on behalf of NOXSO as are necessary for the conduct of this Agreement, provided all such acts are authorized by the express terms of this Agreement or otherwise by NOXSO in writing. Any notices, consents, directions or approvals issued by the NOXSO Project Manager consistent with this subsection are binding upon NOXSO. NOXSO may change the NOXSO Project Manager upon written notice to RPL using the notice provisions set forth in Article 14 of this Agreement.

          3.3.3. Project Site Representatives. Each Party shall have a representative (its "Project Site Representative") designated by written notice to the other Party who will be regularly available at the Site during construction and operation of the Project Facilities and who will be generally available by telephone or otherwise for regular meetings during Stages 1, 2 and 3. The Project Site Representatives will report directly to their applicable Project Manager. A Party's Project Site Representative may be replaced from time to time by the Party by written designation to the other Party. Each Party shall also designate at least one alternate (an "Alternate") Project Site Representative who may be changed from time to time by written notice to the other Party and who shall act as its Project Site Representative if its Project Site Representative is absent or unavailable.

          3.3.4. Meetings. The Project Managers (or the Project Site Representative or Alternate) shall meet periodically on an as needed basis. At each meeting, they shall review the status of the Project and of any approvals by the Parties required with respect to the Project.

ARTICLE 4. NOXSO ACTIVITIES AND UNDERTAKINGS.

     4.1 Activities of NOXSO at the Site. RPL agrees that NOXSO is authorized to perform the following activities at the Site during the time periods indicated on the "milestone" schedule set

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forth on  Appendix E attached  hereto  which  schedule is intended to serve as a guide but which shall not be binding upon the parties:

          4.1.2 Stage 1. NOXSO will have access to the Site for the purpose of performing any inspections, tests, and other necessary activity related to the proper performance of NOXSO's obligations and agreements under this Agreement.

          4.1.3 Stage 2. NOXSO shall construct the Project Facility (except for the baghouse) including all testing, check-out, and trial operation required to verify that construction has been completed in accordance with mutually agreed-upon plans and specifications related thereto. NOXSO activities shall not unduly interfere with normal RPL operations.

          4.1.4 Stage 3. NOXSO shall operate and maintain (with RPL's assistance) the Project Facilities in the manner provided in this Agreement and as otherwise necessary to complete all DOE test plan activities. Operating activities may include instructions to operators at the Unit with respect to mechanical operation of components, a central control center to operate and monitor the system's operation on a continuing basis, performing tests of the facilities' capacity to operate efficiently, and communicating operating conditions and schedules to operators at the Unit. Operators at the Unit shall have final authority on issues of Unit operation, safety, and the environment.

          4.1.5 Stage 4. NOXSO will be granted access to the Site for the purposes of removing the Project Facilities, if RPL requires such removal in accordance with the terms of this Agreement.

     4.2 Incidents to Operations.

          4.2.1 Personnel. NOXSO personnel will have access to the Project Facilities and will have access to the RPL shift supervisor(s) or his designee.

          4.2.2 Materials and Supplies. NOXSO will purchase and store the necessary materials and supplies in adequate quantities to provide for the free and uninterrupted operation and maintenance of the Project Facilities. NOXSO will be responsible for such materials and supplies, which will be held separately from RPL material and supplies. Charges for storage of NOXSO material at RPL's Whitewater Valley Station during the Demonstration Period will be at a mutually agreeable rate and will constitute a portion of the cost of the Project payable by RPL.

          4.2.3 Shipments. Responsibilities related to receiving and shipping major Project consumables and by-products such as Sorbent, catalyst, and sulfur, will be performed and managed by NOXSO.

          4.2.4 Visitors. All persons visiting the Project Facilities or facilities or property of RPL at the instance of NOXSO shall be agents or employees of NOXSO or another party with which NOXSO is dealing and shall in no case be considered agents or employees of RPL. All


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visitors  shall comply with RPL's  regulations,  including  without  limitation, those relating to safety, and with such specific instructions as may be given by RPL from time to time.

     4.3 NOXSO Undertakings.

          4.3.1 Compliance with Law, Policy, and RPL Requests. In all activities related to this Agreement, NOXSO shall comply fully with all applicable laws, regulations, and RPL policies generally in effect throughout the term of this Agreement for the land of the Unit, as well as with RPL instructions that are not inconsistent with this Agreement, including in particular, but without limitation, environmental permits and RPL's reasonable interpretations thereof and reasonable policies with respect thereto, and matters of safety. The Project Facilities at the Site shall be operated in compliance with all applicable environmental permits.

          4.3.2 Operation of Project Facilities. NOXSO shall make all reasonable efforts to operate the Project Facilities during the Demonstration Period substantially as described in Appendix B; Statement of Work, Phase 3, Stage 3.

          4.3.3 Taxes, Risk of Loss, and Maintenance of Project Facilities. NOXSO shall pay and bear all real or personal property taxes assessed against or payable with respect to the Project Facilities. NOXSO bears the risk of loss of the Project Facilities and will ensure, at its own expense, that they are properly maintained and replaced until the end of the Demonstration Period or the earlier termination of this Agreement.

          4.3.4 Removal of Waste. NOXSO will see to the due and prompt removal from the Site of products of the Project Facilities (including all by-products and wastes), in whatever form. If NOXSO does not do so and RPL is required to remove from the Site any products of the Project Facilities, NOXSO will reimburse RPL for the cost of such removal.

          4.3.5 Technology and Patent Rights. NOXSO will provide the technology and patent rights to RPL as specified in Article 7 of this Agreement.

          4.3.6 Removal of Project Facilities and Restoration of Site. If this Agreement is terminated prior to or at the expiration of the Demonstration Period and if RPL has not purchased the Project Facility pursuant to
     Section 7.2.2, then all of the Project Facilities (with the exception of the baghouse if the baghouse is contributed by RPL) shall be removed by NOXSO.

          4.3.7 Payments with Respect to RPL Charges. NOXSO shall make the payments called for pursuant to Section 8.3, below.

          4.3.8 NOx Allowances. NOXSO will, at RPL's cost and expense, execute and deliver to RPL, or for RPL's benefit, any and all documents and agreements, if any, required to secure for RPL the full right and title to one-half (1/2) of the NOx Allowances as set forth in Section 7.3, below.


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ARTICLE 5. RPL ACTIVITIES AND UNDERTAKINGS.

     5.1 Site Matters.

          5.1.1 Location. RPL and NOXSO shall during Stage 1 identify the exact location of the Site. RPL hereby agrees to grant to NOXSO, effective upon initialing by both parties of the Site description, a license to the site (the "License"). The License shall include access over other portions of the land owned or controlled by RPL at or about the Unit as are necessary for NOXSO to perform its obligations hereunder, in all cases subject to RPL's reasonable rules and regulations relating to such use. The term of the License shall commence as set forth in the second sentence of this Section and shall be coterminous with NOXSO's obligation to operate and, unless the Project Facilities are purchased by RPL, remove the Project Facilities. Prior to the commencement of the term of the License, NOXSO shall be given such access to the land at the Unit, subject to the provisions of this Agreement, as is reasonably necessary to participate in tests and preliminary non-site specific work on the Project Facilities. NOXSO shall pay a fee of $1.00 per year to RPL for the term of such License.

          5.1.2 Use of Site. NOXSO shall use the Site solely for the construction and operation of the Project Facilities together with such incidental uses as NOXSO may determine are necessary, desirable, or appropriate and consistent with such use. RPL shall provide such access over the Site as is reasonably necessary for the construction, operation and tours of the Project Facilities by NOXSO's, its subcontractors, and potential customers in accordance with this Agreement. NOXSO's use of the Site shall be subject at all times to the undertakings in Section 4.3.1 hereof.

          5.1.3 Nature of License. Throughout the term of the License, NOXSO shall be the owner of the Project Facilities but not of the surface or subsurface of the real estate on which the Project Facilities are located. Except as and only to the extent required to construct and install the Project Facilities, NOXSO shall have no interest, rights or obligations of any nature or kind whatsoever with respect to the surface or subsurface of the Site. It is understood and agreed that except and only to the extent required to support the Project Facilities, the Site shall not include any portion of the surface or subsurface of said real estate or any rights to enter upon or use the surface of or the subsurface underlying said real estate.

          5.1.4 RPL Obligations with Respect to Site. RPL will obtain for NOXSO's benefit, and, except as otherwise expressly provided herein, any easements, licenses, or rights-of-way or related agreements required for NOXSO, or its authorized agents or contractors, to fulfill any obligation or requirement set forth in this Agreement. RPL will grant NOXSO and its contractors access to the Site at reasonable times for the activities authorized in Article 4. RPL will make arrangements for parking for NOXSO representatives and, if necessary, NOXSO contractors, subcontractors and visitors.

          5.1.5 Railroad Shipments. NOXSO shall be given access at no charge to RPL's railroad siding for shipments of sulfur so long as its use of the siding does not interfere with RPL's operations and reasonable rules and regulations in effect relating to such use. NOXSO acknowledges that it will be responsible for any costs necessary to repair the railroad siding so that it can be used for this purpose.

          5.1.6 Access to Site Following Termination of Agreement. Upon termination of this Agreement, so long as the Project Facilities are present at the Site, whether or not the Project Facilities are being operated, RPL shall continue to allow NOXSO and potential customers for the NOXSO Process to visit and inspect the Project Facilities during regular business hours, all subject to the reasonable rules and regulations of RPL regarding such visitation.

     5.2 Permits. RPL will be responsible for obtaining and maintaining any and all required permits, licenses, and consents from federal, state, and municipal governmental, administrative, and regulatory agencies having jurisdiction over the Project as are required in order to design, construct, and install the Project, and to operate the Project during the Demonstration Period.

          5.2.1 Charges for all permits required from environmental agencies such as the Indiana Department of Environmental Management and the EPA shall be borne by RPL.

          5.2.2 Charges for all other permits, licenses, and consents required hereunder shall be payable by NOXSO from its contribution, or from the contributions of the DOE and/or Co-Funders.

     5.3 Project Management and Technical Support. RPL will assign a Project Manager as specified in 3.3.1, Project Site Representative as specified in 3.3.3, and additional staff technical personnel to provide information specific to Unit 1 necessary or desirable for the design, construction and operation of the Project Facilities.

     5.4 Public Relations. RPL will initiate public relations and public outreach programs, using commercially reasonable efforts, in an attempt to address public and/or local government concerns, if any, over the construction, demonstration, and operation of the Project.

     5.5 Baghouse. The project requires a baghouse to treat flue gas from Unit 1 meeting specifications approved by NOXSO. At the sole option of RPL, which option shall be determined during Stage 1, RPL may elect to design, supply and install the baghouse which will serve as a contribution to the Project by RPL. If RPL determines not to contribute the baghouse, NOXSO will do so.

     5.6 Allowances. RPL will, at its sole cost and expense, execute and deliver to NOXSO, or for NOXSO's benefit, all documents and agreements required to secure for NOXSO the full right and title to the SO2 Allowances during the Demonstration Period and to one-half (1/2) of the NOx Allowance during the Demonstration Period or, at the option of NOXSO, the equivalent value of such Allowances, each as set forth in Section 7.3, below.

     5.7 Unit Operation.

          5.7.1 NOXSO Access to Stack Gases. During the Check-Out Period, as needed and during the Demonstration Period, RPL will allow stack gases from the Unit to be processed through the Project Facilities during such period as the Unit is operating, except as, and to the extent that, RPL, in its sole discretion, determines that such processing must be suspended or curtailed for safety or maintenance reasons.

          5.7.2 Operating Loads. RPL agrees to operate Unit 1 using coal having a sulfur content as set forth in Appendix C over a load range that results in an average monthly capacity factor of seventy-five percent (75%) or more during the Demonstration Period when the Project Facilities are in operation, excluding outages (forced or scheduled) and periods requiring derating.

          5.7.3 Unit Outages. Unit outages will be scheduled at the sole discretion of RPL. If a Unit outage is scheduled by mutual agreement of the Parties for the sole purpose of supporting the Project, the differential cost of replacement power will be provided by RPL at no cost to the Project. If RPL reasonably determines that any scheduled outage of the Unit is likely to exceed the mutually established duration, then RPL may, upon delivery of written notice to NOXSO, direct the orderly suspension of the outage to permit the Unit to resume operation.

          5.7.4  Operations  and Routine  Maintenance  Labor.  RPL will  furnish
     personnel  to  operate  the  Facility  and  perform   routine   maintenance
     activities during the Demonstration Period.

          5.7.5 Utilities. RPL will furnish the Project with the utilities and services set forth in Appendix D, attached hereto and incorporated herein, during construction of the Project, the Check-Out Period (as needed), and the Demonstration Period. RPL's obligation to provide utilities shall be subject to the limitations set forth in Appendix D.

     5.8 Contract Work Hours and Safety Standards Act - Overtime Compensation.

          5.8.1 Overtime Requirements. No person contracting for any part of the work under this Agreement which may require or involve the employment of laborers or mechanics (See Federal Acquisition Regulation (FAR) 22-300) shall require or permit any such laborers or mechanics in any workweek in which the individual is employed on such work to work in excess of forty
     (40) hours in such workweek unless such laborer or mechanic receives compensation at a rate not less than one and one-half (1 1/2) times the basic rate of pay for all hours worked in excess of forty (40) hours in such workweek.

          5.8.2 Violation; Liability for Unpaid Wages; Liquidated Damages. In the event of any violation of the provisions set forth in Subsection 5.8.1 of this Section, RPL and any subcontractor responsible therefor shall be liable for the unpaid wages. In addition, RPL and such subcontractor shall be liable to the United States, for liquidated damages. Such liquidated damages shall be computed with respect to each individual laborer or mechanic employed in violation of the provisions set forth in Subsection
     5.8.1 of this Section in the sum of Ten Dollars ($10.00) for each calendar day on which such individual was required or permitted to work in excess of the standard workweek of forty (40) hours without payment of the overtime wages required by provisions set forth in Section 5.8.1 of this Section 5.8.

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




          5.8.3 Withholding for Unpaid Wages and Liquidated Damages. The DOE Contracting Officer under the DOE Agreement shall upon his or her own action or upon written request of an authorized representative of the Department of Labor withhold or cause to be withheld, from any moneys payable on account of work performed by RPL or any subcontractor under any such contract or any other Federal contract, or any other Federally-assisted contract subject to the Contract Work Hours and Safety Standards Act which is held by the same person, such sums as may be determined to be necessary to satisfy any liabilities of RPL or such subcontractor for unpaid wages and liquidated damages as provided in the provisions set forth in Subsection 5.8.2 of this Section 5.8.

          5.8.4 Subcontracts. RPL or any subcontractor shall insert in any subcontracts the provisions set forth in Subsections 5.8.1 through 5.8.3 of this Subsection and also a clause requiring the subcontractors to include these provisions in any lower tier subcontracts. NOXSO shall be responsible for compliance by RPL or any direct or lower tier subcontractor with the provisions set forth in Subsection 5.8.1 through 5.8.3 of this Subsection.

     5.9 Examination and Retention of Records.

          5.9.1 RPL shall retain and the Comptroller General of the United States, DOE, or their authorized representatives shall, until three (3) years after final payment to NOXSO under the DOE Agreement, have access to and the right to examine any of RPL's directly pertinent books, documents, papers, or other records involving transactions related to this Agreement for the purpose of making audits, examinations, and transcripts thereof, provided however, that NOXSO shall not be entitled to such access.

          5.9.2 The periods of access and examination of Subsection 5.9.1, above, for records relating to (a) appeals under the Disputes clause of the DOE Agreement, (b) litigation or settlement of claims arising from the performance of this Agreement, or (c) costs and expenses of this Agreement to which the Comptroller General or a duly authorized representative from the General Accounting Office has taken exception shall continue until such appeals, litigation, claims, or exceptions are disposed of.

     5.10 Clean Air Act.

          5.10.1 "Air Act," as used in this clause, means the Clean Air Act (42 U.S.C. 7401 et seq.).

          "Clean air standards," as used in this clause, means:

               (a) Any enforceable rules, regulations, guidelines, standards, limitations, orders, controls, prohibitions, work practices, or other requirements contained in, issued under, or otherwise adopted under the Air Act or Executive Order 11738;

               (b) An applicable implementation plan as described in section 110(d) of the Air Act (42 U.S.C. 7410(d));

               (c) An approved implementation procedure or plan under section 111(c) or section 111(d) of the Air Act (42 U.S.C. 741 1 (c) or (d)); or

               (d) An approved implementation procedure under section 112(d) of the Air Act (42 U.S.C. 7412(d)).

          "Clean water standards," as used in this clause, means any enforceable limitation, control, condition, prohibition, standard, or other requirement promulgated under the Water Act or contained in a permit issued to a discharger by the Environmental Protection Agency (EPA) or by a State under an approved program, as authorized by section 402 of the Water Act (33 U.S.C. 1342), or by local government to ensure compliance with pretreatment regulations as required by section 307 of the Water Act (33 U.S.C. 1317).

          "Compliance," as used in this clause, means compliance with:

               (a) Clean air or water standards; or

               (b) A schedule or plan ordered or approved by a court of competent jurisdiction, the Environmental Protection Agency (EPA), or an air or water pollution control agency under the requirements of the Air Act or Water Act and related regulations.

          "Facility," as used in this clause, means any building, plant, installation, structure, mine, vessel, or other floating craft, location, or site of operations, owned, leased, or supervised by a Contractor or subcontractor, used in the performance of a contract or subcontract. When a location or site of operations includes more than one building, plant, installation, or structure, the entire location or site shall be deemed a facility except when the Administrator, or a designee, of the Environmental Protection Agency (EPA), determines that independent facilities are co-located in one geographical area.

          "Water Act," as used in this clause, means Clean Water Act (33 U.S.C. 1251 et seq.).

          5.10.2. RPL and NOXSO each agree that:

          5.10.2.1 In the performance of this Agreement to comply with all the requirements of section 114 of the Clean Air Act (42 U.S.C. 7414) and section 308 of the Clean Water Act (33 U.S.C. 1318) relating to inspection, monitoring, entry, reports, and information, as well as other requirements specified in section 114 and section 308 of the Air Act and the Water Act, and all regulations and guidelines issued to implement those acts before the signing of this Agreement.

          5.10.2.2 That no portion of the work required by this Agreement be performed in a facility listed on the EPA List of Violating Facilities on the date when this Agreement was signed unless and until the EPA eliminates the name of the facility from the listing;

          5.10.2.3 To use best efforts to comply with clean air standards and clean water standards at the Unit; and

          5.10.2.4 To insert the substance of this clause, including this subparagraph 5.9.2.4, into any nonexempt subcontract.

     5.11. Access to Books and Records or Costs. Upon written request, RPL shall give NOXSO and its representatives that have agreed to be bound by the provisions of Section 6.1 hereof access to its books and records regarding its Costs and market utility rates.


ARTICLE 6. CONFIDENTIALITY & PUBLICITY

     6.1 Confidentiality and Non-Use.

          6.1.1 Each Party to this Agreement (the "Receiving Party") understands that the other Party (the "Disclosing Party") has disclosed or may disclose information relating to the conduct under this Agreement such as (a) RPL Information, with respect to disclosures by RPL, (b) NOXSO Information, with respect to disclosures by NOXSO, and/or (c) with respect to disclosures by either Party, information relating to the Disclosing Party's business, including without limitation the names and expertise of employees and consultants, know-how, formulae, processes, ideas, inventions (whether or not patentable), and other technical, business, financial, customer, and development plans, forecasts, strategies, and information, which to the extent previously, presently, or subsequently disclosed to the Receiving Party is hereinafter referred to as "Proprietary Information" of the Disclosing Party.

          6.1.2 The Receiving Party agrees:

               6.1.2.1 To hold the Disclosing Party's Proprietary Information in confidence and to take all reasonable precautions to protect such Proprietary Information, including without limitation, all precautions the Receiving Party employs with respect to its own confidential materials of equal or equivalent import;

               6.1.2.2 Not to divulge any Proprietary Information or any information derived therefrom to any third person (except consultants and other contractors and agents, subject to the conditions stated below); and

               6.1.2.3 Not to make any use whatsoever at any time of such Proprietary Information except as is necessary for the Receiving Party to fulfill its obligations or exercise its rights under this Agreement.

               6.1.2.4 Any consultant, contractor, agent or customer given access to any such Proprietary Information must have a legitimate "need to know" such information and shall be similarly bound in writing.

          6.1.3 Without granting any right or license, the Disclosing Party agrees that the foregoing Subsections 6.1.2.1 through 6.1.2.3 shall not apply with respect to any information after five (5) years following the expiration or termination of this Agreement or with respect to any information that the Receiving Party can document (i) is generally known to the public through no improper action or inaction by the Receiving Party, or any agent, consultant, contractor, or employee of the Receiving Party,
     (ii) was in the Receiving Party's possession or known by it prior to receipt from the Disclosing Party, (iii) was rightfully disclosed to the Receiving Party by a third party, (iv) was independently developed by the Receiving Party without the use or benefit of any Proprietary Information of the Disclosing Party, or (v) is required by law or regulation to be disclosed to a third party, subject to the requirements of Subsection 6.1.4, below.

          6.1.4 The Receiving Party may make disclosures required by governmental or court order provided the Receiving Party uses reasonable efforts to limit disclosure and obtain confidential treatment or a protective order, and has allowed the Disclosing Party to participate in the proceeding.

          6.1.5 Immediately upon termination or expiration of this Agreement, the Receiving Party will turn over to the Disclosing Party all Proprietary Information of the Disclosing Party and any and all copies or extracts thereof, except that the Receiving Party may retain one (1) copy of all Proprietary Information in a confidential file in the office of its General Counsel or its Legal Services Department (as the case may be) for archival legal purposes only.

          6.1.6 The Receiving Party acknowledges and agrees that, due to the unique nature of the Disclosing Party's Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach of which it is aware.

     6.2 Terms of Agreement. Except to the extent otherwise expressly agreed upon by the Parties, or as required to fulfill legal, regulatory, or governmental requirements, the terms and conditions of this Agreement, and any amendments or addenda thereto, shall be considered Proprietary Information of both RPL and NOXSO and will be accorded the same protections accorded Proprietary Information pursuant to Subsection 6.1.2.

     6.3 Public Disclosures and Press Releases. The Parties will consult with each other and, if required, the DOE, before issuing any press release or otherwise making any public statement with respect to the matters covered by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law. A Party will not issue a public statement or press release which includes a reference to the other Party without the agreement of the other Party except as may be required by law. In the event that disclosure is required by law, the Party required to disclose such information will use its best efforts to inform the other Party with as much advance notice as possible as to the nature, manner, and time of the disclosure.

ARTICLE 7. RIGHTS OF RPL AND NOXSO

     7.1 Technology, Patent Rights, and Options.

          7.1.1 During the term of this Agreement and so long as the Project Facility is lawfully present at the Site, NOXSO hereby grants to RPL a non-exclusive, irrevocable, royalty-free license and right to use and practice the NOXSO Process, the Licensed Patents - Process, Background Know-How, and all Project Inventions at RPL's Whitewater Valley Station, which grant shall expire if and when the Project Facilities are required to be removed pursuant to Section 4.3.6.

          7.1.2 All Project Inventions, including without limitation, any conceived or developed in whole or in part by RPL or its contractors, employees, representatives or agents, shall belong to and be the property of NOXSO. RPL agrees that it will on the request of NOXSO, (i) execute and/or cause to be executed specific assignments in favor of NOXSO of any Project Inventions, (ii) execute and/or cause to be executed all papers and perform all lawful acts NOXSO considers necessary or advisable for the preparation, application, procurement, maintenance, enforcement and defense of patent applications and patents of the United States and foreign countries or for the perfection or enforcement of any trademarks or copyrights relating to such Project Inventions and for the transfer of any interest therein, and (iii) execute and/or cause to be executed any and all papers and lawful documents required or necessary to vest sole right, title and interest in NOXSO in the Project Inventions, patent applications, patents or any trademarks or copyrights relating thereto.

          7.1.3 The parties hereto agree to be bound by the terms of the "intellectual property provisions" set forth in Appendix F attached hereto and made a part hereof.

     7.2 Project Facilities.

          7.2.1 Except as provided in Subsection 7.2.2, below, the Project Facilities shall at all times remain the property of NOXSO. NOXSO shall not allow any lien or security interest to be placed on, or continue in effect with respect to, any part of the Project Facilities.

          7.2.2 After the end of the Demonstration Period, in lieu of causing the Project Facilities to be removed pursuant to Section 4.3.6, RPL may elect to purchase the Project Facilities from NOXSO for a price to be negotiated and agreed to by the parties not to exceed U.S. funds, equal to:
     (A) the total actual Project Cost as set forth in the final, actual, Project Budget: plus (B) the actual costs of capital incurred by NOXSO for the Project through the date of the purchase by RPL pursuant to this Section ( the "Purchase Date" ); less (C) the Cost of all labor contributed by RPL to the extent such Costs are included in (A) of this sentence the sum equal to the difference between (x) the total value of utility installation and service allocated to the Project pursuant to the terms of section 8.2.1 (b) and (y) the total value of utility installation and service reimbursed to RPL pursuant to section 8.3.1.1; less (D) the total actual cost of the baghouse to the extent such Costs are included in (A) of this sentence; less (E) any portion included in (A) of this sentence funded by

     DOE; less (F) any portion included in (A) of this sentence funded by Co-Funders. In such case, NOXSO will execute appropriate documents, in form satisfactory to RPL, to effect such transfer.

          7.2.3 NOXSO shall promptly pay any and all suppliers, contractors, and workmen who supply materials or services for the benefit of the Project Facilities and shall promptly provide RPL with written evidence thereof, and NOXSO shall diligently use all measures to see that each contractor pays its suppliers and workmen and shall take all other appropriate measures to avoid mechanic's liens and materialman's liens attaching to any of the Project Facilities, the Unit, and/or any property of RPL.

     7.3 Allowances.

          7.3.1 RPL and NOXSO will each own all right, title, and interest in and to one-half (1/2) of the NOX Allowances during the Demonstration Period, one-half (1/2) of the NOX Allowances shall be delivered to NOXSO by RPL on a quarterly basis within thirty (30) days following the end of the quarter, based on the prior quarter's emissions.

          7.3.2 NOXSO will receive from RPL, and own all right, title, and interest in and to, the SO2 Allowances during the Demonstration Period. SO2 Allowances shall be delivered to NOXSO by RPL on a quarterly basis within thirty (30) days following the end of the quarter, based on the prior quarter's emissions.

          7.3.3 Notwithstanding the foregoing, NOXSO shall have the option to elect to receive the economic equivalent of the Allowances otherwise due NOXSO. In the event that NOXSO elects to receive the economic equivalent of Allowances, such allowances shall be valued by reference, at the option of NOXSO, to any of the Cantor Fitzgerald, Emissions Exchange Corp, Resource Data International, Natural Resources Group and Chicago Board of Trade monthly indices for the immediate preceding month or if none of such indices are then available, any similar indices then available.

     7.4 Sulfur. NOXSO shall own all elemental sulfur produced from the operation of the Sulfur Production Facilities during the term of this Agreement.


ARTICLE 8. PROJECT COST, CONTRIBUTIONS, AND PAYMENT

     8.1 Project Cost. The total estimated cost for completion of the Project is Twenty-Eight Million Dollars U.S. ($28,000,000.00 U.S.). The Parties acknowledge that as part of the Stage I activities, the Project Budget will be developed which will supersede this estimate.

     8.2 Allocation of Project Cost

          8.2.1 RPL. Except as otherwise expressly set forth in this Agreement, RPL's total portion of the Project costs set forth in Section 8.1, above, shall be made solely in the form of (a) labor of RPL employees, and associated expenses, charged at Cost, (b) the value of utility installation and service set forth in Appendix D, provided at the market rates set forth on Appendix D, and (c) if provided by RPL, the baghouse provided at Cost. RPL shall provide NOXSO with a monthly statement indicating all Costs incurred during the month.

          8.2.2 DOE. DOE's contribution shall be as set forth in the amendment to the DOE Agreement and shall be payable in accordance with the terms of the DOE Agreement, as amended.

          8.2.3 NOXSO. All other amounts shall be contributed by NOXSO either on its own behalf or through Co-Funding Agreements.

     8.3 Payment.

          8.3.1 Payments to RPL. NOXSO will pay RPL for all utility services rendered by RPL in accordance with this Agreement as follows:

               8.3.1.1 NOXSO shall reimburse RPL for its share of the Project costs contemplated by Section 8.2.1(b) at the percentage of the prevailing rates for the utilities and services as indicated on Appendix D. All other items of Project cost paid by RPL shall not be subject to reimbursement by NOXSO.

               8.3.1.2 RPL shall provide NOXSO with a monthly statement indicating prevailing market rates for services from the prior statement through the billing date and cumulative costs for services and expenditures to date. All statements shall be prepared in accordance with the DOE requirements.

               8.3.1.3 Payments to RPL shall be made within thirty (30) days of invoicing.

          8.3.2 Payments to NOXSO. RPL shall pay NOXSO as contemplated by Sections 7.2.2 and 7.3.3 hereof.


ARTICLE 9. CONDITIONS TO GOING FORWARD

     9.1 Conditions to RPL's Obligation to Proceed with Stage 2. It is a condition of RPL's obligations to proceed with Stage 2 hereunder that each and every one of the following conditions shall be satisfied or waived in writing by the RPL:

          9.1.1 Budget; Final Plans and Specifications Project Feasibility. RPL and NOXSO will have agreed to Final Plans and Specifications and to a Project Budget based on the Final Plans and Specifications and that the work called for in the Stages 2 and 3 can be completed at the cost and with the allocated contributions specified in the Project Budget.

         9.1.2.   Financing.   NOXSO  will  have   presented  to  RPL  evidence
     satisfactory to RPL that NOXSO then has commitments for the financial resources necessary for the performance of its obligations in Stages 2 and 3, in excess of its needs for normal operations apart from the


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



     subject matter of this Agreement, in an amount at least sufficient to meet the Project Budget as agreed to by the parties as contemplated by Section 9.1.1.

          9.1.3 DOE Agreement. NOXSO will have presented to RPL evidence satisfactory to RPL that NOXSO has in hand an amendment to the DOE Agreement authorizing the transfer of the Project to the Site on terms reasonably acceptable to RPL.

          9.1.4 Permits. RPL will have received any and all permits, consents, licenses, waivers, and other orders of any federal, state, and/or municipal governmental or regulatory agencies having jurisdiction over the Project required to proceed with the design, construction, demonstration, and/or operation of the Project on terms acceptable to RPL in its sole discretion.

          9.1.5 Bankruptcy Proceeding. NOXSO shall have received a final order from the Bankruptcy Court for the Eastern District of Tennessee, or other court having jurisdiction over the Bankruptcy Proceeding, or any bankruptcy proceeding in which NOXSO is then named as debtor or debtor in possession,
     (i) authorizing NOXSO to enter into this Agreement and any amendment to the DOE Agreement, and to fulfill any and all of NOXSO's obligations as are set forth in such agreements, and/or (ii) authorizing NOXSO to incur any debt or obtain any financing required for NOXSO to fulfill its obligations as set forth in this Agreement.

          9.1.6 Approval of Board of Directors. This Agreement shall have been duly approved by the board of directors of RPL.

     9.2 Conditions to NOXSO's Obligation to Proceed with Stage 2. It is a condition to NOXSO's obligations to proceed with Stage 2 that each and every one of the following conditions shall be satisfied or waived by NOXSO:

          9.2.1 Financing. NOXSO shall have commitments for the financial resources necessary for the performance of its obligations in Stages 2 and 3, in excess of its needs for normal operations apart from the subject matter of this Agreement, in an amount sufficient to meet the Project Budget agreed to by the Parties as contemplated by Section 9.1.1 apart from money to be furnished by the DOE.

          9.2.2 Bankruptcy. NOXSO shall have received a final order from the Bankruptcy Court for the Eastern District of Tennessee, or other court having jurisdiction over the Bankruptcy Proceeding, or any Bankruptcy proceeding in which NOXSO is then named as debtor or debtor-in-possession,
     (i) authorizing NOXSO to enter into this Agreement and any amendment to the DOE Agreement, and to fulfill any and all of NOXSO's obligations as are set forth in such Agreements, and/or (ii) authorizing NOXSO to incur any debt or obtain any financing required for NOXSO to fulfill its obligations as set forth in this Agreement.

          9.2.3 Ability of RPL to Proceed. NOXSO will have received evidence satisfactory to it in its reasonable discretion that RPL has obtained (a) all permits, consents, licenses, waivers, and other orders of any federal, state, and/or municipal government or regulatory agencies having jurisdiction over the Project required to proceed with the design, construction, demonstration, and/or operation of the Project and (b) all releases and regulatory approvals as are necessary so that RPL is able to satisfy all of its obligations as set forth in this Agreement.

     9.3 Conditions Waived by Commencement of Stage 2. All conditions not satisfied shall be deemed to be waived by the Parties should the parties agree in writing to commence Stage 2 despite the failure of such conditions which writing must be signed by the appropriate corporate officers of the parties.


ARTICLE 10. FORCE MAJEURE.

     10.1 Definition. Force majeure, as used herein, means war, revolution, invasion, insurrection, civil disorders, acts of God, compliance with any law, regulation, or order of the United States or any state government or any subdivision or agency of any of them, and any other conditions or circumstances of a similar nature.

     10.2 Excusing Delay. When performance hereunder is delayed by force majeure for any other reason during the Demonstration Period, the time period for such performance shall be extended by the period of delay so caused. The Period of Commercial Operation shall not, however, be extended by reason of this Article or otherwise. Contractual action taken by the DOE as a result of any such delay shall not itself be considered an event of force majeure.

     10.3 Procedure. The Party affected by force majeure shall promptly notify the other Party in writing, stating the cause and, insofar as foreseeable, the likely effect. Similarly, such Party shall promptly notify the other Party upon the ending of the event of force majeure.


ARTICLE 11. TERMINATION

     11.1 Termination by RPL Prior to Commencement of Stage 2. At the option of RPL after December 31, 1998, RPL may by notice to NOXSO terminate this Agreement prior to commencement of Stage 2 if any of the conditions set forth in Section
9.1 have not been satisfied or revised.

     11.2 Termination by NOXSO Prior to Commencement of Stage 2. At the option of NOXSO after December 31, 1998, NOXSO may by notice to RPL terminate this Agreement prior to commencement of Stage 2 if any of the conditions set forth in
Section 9.2 have not been satisfied or revised.

     11.3 Default by NOXSO. RPL may by written notice to NOXSO terminate this Agreement, immediately in any of the following events:

          11.3.1 Material non-monetary breach of this Agreement by NOXSO that is not remedied by NOXSO within ninety (90) days after the date of RPL's notice thereof to NOXSO (or such longer period as is required to cure the breach provided NOXSO commences such cure within said ninety (90) day period and thereafter diligently prosecutes it); or

          11.3.2 Any  failure  by NOXSO to make a payment  called for in Section
     8.3 when due, which failure continues beyond thirty (30) days after a notice from RPL stating the delinquency.

     11.4 Termination at NOXSO's Option. NOXSO may, by prior written notice, terminate this Agreement if, for reasons beyond NOXSO's control, there is a serious economic failure of the NOXSO Process and the solvency of NOXSO is imminently threatened. In the case of such termination, the provisions of
Section 11.5 below shall apply.

     11.5 Settlements Upon Termination by RPL. If upon the effective date of termination of this Agreement by RPL under Section 11.2, or by NOXSO under
Section 11.4.1, any part of the Project Facilities is in place, RPL may retain it and operate it, including bringing it into operating condition, without further obligation to NOXSO, or RPL may require NOXSO to remove it and restore the Site to its condition prior to activity hereunder. Subsection 7.1.1 shall continue to the benefit of RPL in the event and to the extent that RPL retains all or part of the Project Facilities. If for any reason this Agreement is terminated before the end of the Demonstration Periods and RPL retains and operates the Project Facility, RPL agrees to provide DOE with all technical and economic data related to the design, construction and operation of the Project Facility.


ARTICLE 12. LIMITATION OF LIABILITY; INDEMNIFICATION.

     12.1 General Indemnification. NOXSO, for itself, its successors, and assigns, agrees to indemnify, defend, and hold harmless RPL, its employees, shareholders, officers, directors, agents, contractors, subcontractors, their successors and assigns, from and against any and all costs, expenses, including legal fees, claims, damages, losses, demands, and penalties asserted by any person for bodily injuries, including death or property damage, arising from and/or attributable to any activity or work performed by NOXSO during the course of this Agreement (including its directions and guidance relating to the Project and its operation and maintenance), its contractors, subcontractors, or suppliers, or the employees of them relating to this Agreement except as, and to the extent, any such liability and cost directly arises from or is directly attributable to the action or negligence of RPL, its employees, agents, and/or contractors.

     12.2 Indemnification Re Compliance. NOXSO, for itself, its successors, and assigns, agrees to indemnify, defend, and hold harmless RPL, its employees, shareholders, officers, directors, agents, contractors, subcontractors, their successors and assigns, from and against any and all costs, expenses, including legal fees, claims, damages, losses, demands, fines, corrective measures that
RPL may sustain by reason of the failure of NOXSO, its contractors, subcontractors, or suppliers, or the employees of any of them, to comply with any applicable laws, rules, or regulations.

     12.3 Limitation of Liability. The Liability of either party for any special, indirect, or consequential damages arising out of any breach of this Agreement shall not exceed $3,000,000 in the aggregate.


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




     12.4 Environmental Indemnification. It is recognized that certain state and federal environmental statutes related to hazardous substances, pollutants, or contaminants provide that individuals and firms may be liable for damages and claims related to such hazardous substances, pollutants, or contaminants under a doctrine of joint and several liability.

          12.4.1 It is agreed that, with respect to NOXSO only, RPL shall be responsible for any hazardous substances, pollutants, or contaminants existing on the land or in the structures at the Unit or Site prior to the activities contemplated by this Agreement or that are placed thereon or therein by RPL or its employees, agents, contractors or subcontractors thereafter. RPL shall indemnify, defend, and hold harmless NOXSO from any and all demands, suits, judgments, expenses, attorneys fees, and losses arising out of or in connection with bodily injury (including death) to person or damage to property which arises directly from the presence, origination, or migration of such hazardous substances, pollutants, or contaminants which were present on the land or in the structures at the Unit or Site prior to the activities of NOXSO at the Unit contemplated by this Agreement or that were placed thereon or therein by RPL or its employees, agents, contractors or subcontractors thereafter.

          12.4.2 It is agreed that, with respect to RPL only, NOXSO shall be responsible for any hazardous substances, pollutants, or contaminants introduced to the land or structures at the Unit or Site by NOXSO, its contractors, subcontractors, or consultants in connection with any activity contemplated by this Agreement. NOXSO shall indemnify, defend, and hold harmless RPL from any and all demands, suits, judgments, expenses, attorneys fees, and losses arising out of or in connection with bodily injury (including death) to person or damage to property which arises directly from the presence, origination, or migration of such hazardous substances, pollutants, or contaminants introduced to the land or structures at the Unit or Site by NOXSO, its contractors, subcontractors, or consultants in connection with any activity contemplated by this Agreement.

     12.5 RPL Indemnification to NOXSO. RPL, for itself, its successors and assigns, agrees to indemnify, defend, and hold harmless NOXSO, its employees, shareholders, officers, directors, and agents, their successors and assigns, from and against any and all costs, expenses, including legal fees, claims, damages, losses, demands, fines and corrective measures any of them may sustain as a result of (i) the action or negligence of RPL, its employees, agents, and/or contractors or (ii) the failure of RPL, its contractors, subcontractors, or suppliers or the employees of any of them, to comply with any applicable laws, rules or regulations.

     12.6 Indemnification of the Government. NOXSO agrees to indemnify the Government and its officers, agents and employees from any and all liability including litigation expenses and attorney's fees arising from suits, actions or claims of any character for death, bodily injury, or loss of or damage to property or to the environment resulting from fault or negligence in the performance of the DOE Agreement.


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



ARTICLE 13. INSURANCE.

     13.1 Coverage by NOXSO. NOXSO agrees to carry, or cause to be carried, at all times during the course of this Agreement, insurance applying to the work, including but not limited to the following:

          13.1.1 Worker's Compensation Insurance including Employer's Liability and endorsement providing insurance for obligations under the U.S. Longshoremen's and Harbor Worker's Compensation Act and the Jones Act, where applicable, to the extent required by law.

          13.1.2 Commercial General Liability Insurance with combined bodily injury and property damage limits of at least $5,000,000.00 per occurrence or in the aggregate, including but not limited to coverage for premises operations, explosion, collapse, and underground hazards, contractual broad form property damage, personal injury and products/completed operations coverage.

          13.1.3 Except with respect to Workers Compensation and Employers Liability, RPL and its officers, directors, and employees shall be included as additional insureds in NOXSO's insurance policies. Any separate insurance maintained in force by RPL shall not contribute with insurance extended by NOXSO's insurer(s) under this requirement.

          13.1.4 With respect to all insurance carried by NOXSO covering the foregoing, NOXSO waives all right of subrogation against RPL and NOXSO's insurance shall be endorsed accordingly.

     13.2 Certificates. NOXSO shall furnish RPL Certificates of Insurance or insurance policies signed by insurers acceptable to RPL, indicating that the aforementioned insurance is in full force and effect and that RPL and the DOE are named as additional insureds and that RPL will receive at least ten (10) days prior written notice of cancellation or any modification of the insurance that may affect its interest.

     13.3 Coverage by RPL. RPL shall carry, or cause to be carried, at all times during the course of this Agreement, commercial general liability insurance with combined bodily injury and property damage of at least $5,000,000 per occurrence or in the aggregate, including but not limited to coverage for premises operations, explosion, collapse, and underground hazards, contractual broad form property damage, personal injury and products/completed operations coverage.

     13.4 Certificates. RPL shall furnish NOXSO at 2414 Lytle Road, Bethel Park, Pennsylvania 15102, Certificates of Insurance or insurance policies signed by insurers acceptable to NOXSO, indicating that the aforementioned insurance is in full force and effect and that NOXSO and the DOE are named as additional insureds and that NOXSO will receive at least ten (10) days prior written notice of cancellation or any modification of the insurance that may affect its interest.


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



ARTICLE 14. NOTICES.

     All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been properly given when personally delivered to the Party or its Project Site Representative (or an Alternate therefor), when delivered by registered or certified mail or recognized overnight delivery service, charges prepaid, addressed to the Party to whom it is sent at the address of such Party set forth below, or when delivered by confirmed facsimile transmission at the fax numbers set forth below, or at such other address or fax number as that Party shall subsequently designate to the other Party hereto by notice given in accordance with this Section.

     Notices shall be directed to:

     If to NOXSO:

     NOXSO Corporation
     2414 Lytle Road
     Bethel Park, Pennsylvania 15102
     Attention:  Clean Coal Project Manager
     Fax No. (412) 854-5729
     Confirmation No. (412) 854-1200

     If to RPL:

     Richmond Power & Light
     2000 U.S. 27 South
     P.O. Box 908
     Richmond, IN  47375
     Attention:  General Manager
     Fax No. (765) 973-7286
     Confirmation No. (765) 973-7200


ARTICLE 15. ASSIGNMENT.

     Neither party may assign this Agreement or any right or obligation hereunder without the prior written consent of the other party, provided, however, that RPL may assign its rights and obligations under this Agreement without NOXSO's approval to (i) an entity which acquires all of RPL's generation assets or any portion of RPL's assets that includes the Site and Unit, (ii) any subsidiary or Affiliate of RPL, or (iii) any successor company by merger or acquisition; provided RPL agrees that any such assignment must be made subject to the terms of this Agreement and will take all steps necessary to bind any purchaser of the Unit to this Agreement.

ARTICLE 16. GOVERNING LAW.

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



     This Agreement shall be governed and interpreted in accordance with the laws of the State of Indiana, not including, however, rules relating to choice or conflicts of law.


ARTICLE 17. ENTIRE AGREEMENT.

     This Agreement, including the Appendices hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all other negotiations, commitments, and writings. The DOE Agreement is not a part hereof, and RPL shall not be bound by any provision thereof except as expressly set forth herein. This Agreement may not be released, discharged, abandoned, amended, or modified in any manner except by an instrument in writing signed by each of the Parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives on the dates respectively set forth below.

NOXSO CORPORATION                            RICHMOND POWER & LIGHT


By: /s/ Edwin J. Kilpela                     By: /s/ David Osburn
    ------------------------                     ------------------------
Title:  President and CEO                    Title:  General Manager
      ----------------------                       ----------------------
Date:  1/2/98                                Date:  1/5/98
     -----------------------                      -----------------------
Witness:  /s/ Philip J. Uher                 Witness:  /s/ Dale A. Norris
        --------------------                         --------------------



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